Exhibit 19.1

BRIGHTSPIRE CAPITAL, INC.
________________________
Policy on Inside Information and Insider Trading

A.Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of BrightSpire Capital, Inc. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, including as set forth in Section I. below, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B.Applicability of Policy

1.    Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

•all officers of the Company and its controlled subsidiaries;

•all members of the Board of Directors of the Company (“directors”);

•all employees of the Company and its controlled subsidiaries that provide services to, or are involved in the business and affairs of, the Company, or otherwise have access to Inside Information;
•any family members or persons that reside in the same household as any of the foregoing persons;

•any other person or entity over whom any of the foregoing persons exercises substantial control over his, her or its securities trading decisions; and

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•any trust or other estate in which any of the foregoing persons serves as trustee or in a similar fiduciary capacity.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.
All consultants and outside advisors assisting the Company on sensitive matters should be advised by the engaging Covered Person of this Policy. Such outside advisors are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.
2.    Covered Transactions

This Policy applies to all transactions in the Company’s securities, including shares of common stock, preferred stock, convertible securities and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company.
    For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under any Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

•the exercise of stock options for cash;
•the exercise of stock options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or
•the forfeiture to the Company of restricted shares of common stock or stock units to cover withholding tax obligations.
Thus, restrictions contained in this Policy would apply to the sale of the Company’s stock in the open market to pay the exercise price of a stock option and to the “cashless exercise” effected through a broker or “same day sale” of stock options. In addition, any sale of the underlying stock acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards. Furthermore, bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material nonpublic information, provided that Covered Persons must still pre-clear the transaction as described in Section D.3 below (“Specific Policies—Pre-clearance”).
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    In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•trading in call or put options involving the Company’s securities and other derivative securities;
•engaging in short sales of the Company’s securities;
•holding the Company’s securities in a margin account;
•other hedging or monetization transactions related to the Company’s securities, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds; and

•pledging the Company’s stock to secure margin or other loans, except as otherwise approved by the Board of Directors of the Company and set forth in a notification in the form of Annex A hereto.
If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the person designated by the Company’s General Counsel (the “General Counsel”) prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C.General Policy

    No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, trustee, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.
    In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her service to the Company or any of its controlled subsidiaries or employment with the Company.
D.Specific Policies
    1.    Trading Windows; Black-Out Periods
    All Covered Persons are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. In order to ensure compliance with the laws of the United States prohibiting trading on inside information, this Policy prohibits Covered Persons from trading in Company Securities except (i) during the period beginning after the close of trading two business days following the Company’s widespread public release of
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quarterly or year-end earnings and ending at the close of trading on the last day of the third calendar month of each quarter, or (ii) pursuant to a Trading Plan (as defined below).
    In addition, from time to time, the Company may impose special black-out periods on Covered Persons if, in the judgment of the General Counsel, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Covered Persons become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to other Covered Persons. This restriction does not apply to transactions made under an approved Trading Plan. The Company would re-open trading after two (2) full trading days following the date of public disclosure of such significant corporate developments.
    2.    “Tipping” of Information
    Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.
    3.    Pre-clearance
    A Covered Person must obtain prior clearance from the General Counsel, or such person’s designee, before such Covered Person makes any purchases or sales (or gifts) of the Company’s securities, regardless of whether or not a black-out period is then in effect. In addition, all Covered Persons must obtain prior clearance from the General Counsel or the General Counsel’s designee before such Covered Person pledges any of the Company’s securities to secure a margin or other loan (other than pledges of unvested restricted shares under any Company equity incentive plan (or, to the extent applicable, granted outside any Company equity incentive plan), which are strictly prohibited in accordance with Section B.2. of this Policy). In evaluating each proposed transaction, the General Counsel or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5-business day period immediately following receipt by the Covered Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Covered Persons do not need to receive pre-clearance for trades pursuant to an approved Trading Plan.

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    4. Trading Plans

     Notwithstanding the prohibition against insider trading, Rule 10b5-l under the Securities Exchange Act of 1934 and this Policy permit directors, officers and employees of the Company (collectively, the “Eligible Insiders”) to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that meets certain conditions of Rule 10b5-1, was entered into outside of a black-out period and when the Eligible Insider was not in possession of material, non-public information about the Company, and is operated in good faith. This Policy requires Trading Plans to be written, to specify the amount of, date on, and price at which the Company securities are to be traded or establish a formula for determining such items, and comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

•trades under the Trading Plan, and in certain circumstances, an amended Trading Plan, may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-11;
•the Trading Plan must include representations that (i) the person is not aware of material non-public information about the Company or its securities; and (ii) the person is adopting, or in certain cases amending, the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•no person may have more than one Trading Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and
•no person may have more than one single-trade Trading Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.

An Eligible Insider who wishes to enter into, amend or terminate (other than by expiration) a Trading Plan must submit the Trading Plan, or the amendment or notice of termination of the Trading Plan, to the General Counsel for approval prior to the adoption, amendment or termination of the Trading Plan. Subject to prior approval by the General Counsel, an Eligible Insider may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy and when the Eligible Insider was not in possession of material, non-public information about the Company.

Persons subject to this Policy must promptly report to the General Counsel the adoption, amendment or termination of any trading plan that is not a Trading Plan, but that was entered
1 For directors and Section 16 officers, as of February 27, 2023, the cooling-off period set forth in Rule 10b5-1 is generally the later of (i) 90 days after execution of the plan or (ii) two business days following the filing of the Form 10-K or Form 10-Q for the reporting period in which the plan was executed. For all other insiders the cooling-off period is 30 days after execution of the plan.
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into by a Company director or executive officer at a time they asserted they were not aware of material non-public information about the Company or its securities.
E.Safeguarding Confidential Information

    If Inside Information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” of the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:
•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know of such information, such as on elevators, in restaurants and on trains, buses, taxis or airplanes.
•Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.
•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know of the content of the documents.
•Comply with the specific terms of any confidentiality agreements of which you are aware.
•Upon termination of your employment, engagement or assignment with the Company, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
•You may not bring the confidential information of any former employer to the Company. You must always respect the confidential information of third parties and never unlawfully use such information on behalf of the Company or otherwise.
F. Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only executive officers of the Company are authorized to answer questions about or disclose information concerning the Company to the media or public.
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•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Company’s Chief Financial Officer or General Counsel.
•Refer requests for information regarding the Company from the media or press to the Company’s Chief Financial Officer or General Counsel.
•Refer requests for information from the Securities and Exchange Commission or other regulators to the Company’s General Counsel.
G. Regulation FD

The Company is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including the SEC’s regulation on fair disclosure, Regulation FD. Regulation FD prohibits companies with publicly traded securities from selectively disclosing material, nonpublic information to securities analysts, broker-dealers, other securities market professionals and stockholders who may trade on the basis of such information (“Securities Professionals”). Only executive officers are authorized to release material non-public information to Securities Professionals, the media and the public at large.
Whenever a company (or person acting on its behalf) intentionally discloses material, nonpublic information to Securities Professionals, Regulation FD requires the company to simultaneously make public disclosure of the information in question. If the Company learns that it has unintentionally disclosed material, non-public information to any Securities Professionals, it must issue a press release making the information public within 24 hours.
For a discussion of what types of information are likely to be deemed material, non-public information, see Section I. below.
    To avoid any violation of Regulation FD, the Company must strictly adhere to disciplined procedures and recordkeeping with respect to formal and informal contacts with Securities Professionals. The Company’s Chief Financial Officer and General Counsel should be included in all contacts with Securities Professionals. If, despite the foregoing, the Company’s Chief Financial Officer and General Counsel are not included in the contact, then they must be briefed on the substance of any discussions within two hours after any such contact occurs.

H.Compliance

    All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics (including through the use of the Company’s Governance Hotline at (844) 930-2868, or by submitting a report online at www.brightspire.ethicspoint.com, described in the Code of Business Conduct and Ethics), any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered
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Person, that such person has reason to believe may violate this Policy or federal or state securities laws.

    Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

I.Additional Information

1.    What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2.    What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

•earnings announcements or estimates;

•significant changes in financial results and/or financial condition and financial projections;

•news of major new contracts, areas or types of investments or possible loss of business;

•dividends or stock splits;

•share redemption or repurchase programs;

•changes in management or control;

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•plans or agreements related to significant mergers, acquisitions, dispositions, reorganizations or joint ventures;

•significant litigation or regulatory developments;

•significant increases or decreases in the amount of outstanding securities or indebtedness;

•write-ups or write-downs of assets or changes in accounting methods;

•actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects; and

•transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material.

3.    What is Non-Public Information?

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the capital markets to have digested the information. It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by the Company in at least one of the following ways:

•    public filings with securities regulatory authorities;
•    issuance of press releases or other widely disseminated media (including on the Company’s website); or
•    information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material, non-public information should refrain from any trading activity until after two (2) full trading days
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following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information. Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material, non-public information, including situations in which you are aware of major developments that have not yet been publicly announced by the Company.

If you are unsure whether you are in possession of material, non-public information, you should consult with the General Counsel prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

4.    What is the Penalty for Insider Trading?

Trading on Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

J.Certification

You must sign, date and return the attached Acknowledgment and Certification (or such other certification as the General Counsel may deem appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such an Acknowledgment and Certification on an annual basis, which Acknowledgment and Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Acknowledgment and Certification.

If you have any questions with regard to this Policy, you should consult with the General Counsel.

Approved: July 27, 2023
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ANNEX A

Exception to Restriction on Pledges of Company Securities

The Board of Directors has approved the following limited exception to the prohibition on pledging the Company’s securities to secure margin or other loans as set forth in the Company’s Policy on Inside Information and Insider Trading:

[_________________] shall be permitted to pledge up to []% of his holdings of equity securities in the Company; provided, that (i) such equity interests are pledged as collateral in connection with a bona fide recourse loan obtained by him, and (ii) the proceeds of such loan are not used for any hedging transaction involving the Company’s equity securities. Any equity interests pledged pursuant to the preceding sentence shall not be considered owned by [__________] for purposes of the Company’s minimum equity ownership guidelines, if any, for executive officers and directors as set forth in the Company’s Corporate Governance Guidelines.

BRIGHTSPIRE CAPITAL, INC.
POLICY ON INSIDE INFORMATION
AND INSIDER TRADING
ACKNOWLEDGMENT AND CERTIFICATION

    I hereby acknowledge and certify that I have received, read, understand and will comply with the BrightSpire Capital, Inc. Policy on Inside Information and Insider Trading.
    I understand that my agreement to comply with the Policy on Inside Information and Insider Trading does not constitute a contract of employment.

Please sign here:    ____________________________________
Print name:        ____________________________________
Date:            ____________________________________

This signed and completed form, which may be completed electronically, must be returned to BrightSpire Capital, Inc.’s General Counsel within ten (10) business days of receiving this document.

REQUEST FOR CLEARANCE TO TRADE

To:	BrightSpire Capital, Inc.	Phone Number: (212) 230-3325
Attention: David A. Palamé
590 Madison Ave., 33rd Floor
New York, NY 10022

Name: _______________________________    Title: ___________________________________

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of BrightSpire Capital, Inc.

Type of Transaction:

☐    I wish to purchase shares of stock. Number of shares of common stock to be purchased: ________

☐    I wish to sell shares of stock. Number of shares of common stock to be sold:  __________________

☐    I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a “cashless exercise” or “same day sale” and hold any remaining shares of common stock in my brokerage account.

                Number of options to be exercised: _________________________
                Number of shares of common stock to be sold: _____________________________
                Number of shares of common stock held in account: _________________________

☐    Other: _____________________________________________________

If the request is for a member of my immediate family or household:

Name of Person: _______________________    Relationship: ___________________________

I hereby represent that I am not aware of any material, non-public information concerning BrightSpire Capital, Inc. at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning BrightSpire Capital, Inc. prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the General Counsel, I am likely to be in possession of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date	Signature

Approved by:

General Counsel	Date